ASSET PURCHASE AGREEMENT

			      by and between

		      ASBESTOS CONTROL SERVICES, INC.

				    and

		    ASBESTOS CONTAINMENT SERVICES, INC.

				DATED AS OF

			       May 27, 1994

			 ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 27th day of May, 1994 by and between Asbestos Control Services, Inc. a Delaware corporation (the "Seller"), and Asbestos Containment Services, Inc., a New York corporation (the "Purchaser").

				 RECITALS

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain of the assets, properties and rights which constitute the asbestos abatement business of the Seller (the "Business"), and the Purchaser desires to assume from the Seller, and the Seller agrees to transfer to the Purchaser, certain liabilities relating to the Business all as hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

				 ARTICLE I

			PURCHASE AND SALE OF ASSETS
	       AND ASSUMPTION OF LIABILITIES; PURCHASE PRICE

1.01. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, on the Closing Date (as defined in Section 2.01) the Seller shall sell, transfer, convey, assign, deliver and/or cause to be assigned ("Transfer") to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to all of the inventory, equipment, contracts, agreements, purchase orders, sales orders and leases wherever located, relating to the Business that are listed on Schedule A annexed hereto, except the Excluded Assets (as defined in Section 1.02) (after giving effect to the exclusion of the Excluded Assets, such assets are hereinafter collectively referred to as the "Transferred Assets"), free and clear of all Liens (as defined in Section 3.05(d)).

1.02. Excluded Assets. Notwithstanding anything in Section 1.01 to the contrary, the Seller shall retain all of its right, title and interest in and to all of, and shall not Transfer to the Purchaser any of the assets, rights and properties that are listed on Schedule B hereto, including, but not limited to, the following specific assets (collectively, the "Excluded Assets"):

	       (a) all Federal, state, local and foreign income tax deposits (to the extent not refunded) paid by the Seller in connection with the income or operations of the Business, with respect to any period ending on or before the Closing Date;

	       (b) any proceeds paid or payable in accordance with this Agreement;

	       (c) all minute books, stock books, financial books and similar corporate records of the Seller;

	       (d) any rights of the Seller in, to or under any collective bargaining agreement or union contract (collectively, the "Union Contracts") to which the Seller is a party or by which the Seller, and any of its employees or the Business are bound;

	       (e)   any cash or cash equivalents of the Seller;

	       (f) any loan receivables from officers or Affiliates (as defined in the Securities Act of 1933, as amended) of the Seller; and

	       (g) all licenses for the performance of asbestos-related work which by law may not be transferred;

	       (h)   all policies of insurance owned by  Seller; and

	       (i) all accounts receivable of the Business, including without limitation, trade accounts receivable evidencing or representing indebtedness or obligations or other rights to payment due to the Seller for or on account of products sold or services rendered by the Business prior to the Closing Date;

	       (j) any deferred costs or prepaid expenses or other receivables of the Seller as of the Closing Date;

	       (k)   all licenses of the Seller which are non-transferable;

	       (1)   all permits of the Seller which are non-transferable;

	       (m) all mechanics liens filed by the Seller, but not the proceeds from such liens; and

	       (n) all rights of the Seller under or in connection with any non-competition agreement.

1.03. Assumption of Liabilities. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, on the Closing Date, the Purchaser shall assume and agree to pay, perform and discharge when due certain of the liabilities and obligations of the Seller but only to the extent such liabilities are listed on Schedule C annexed hereto (the "Assumed Liabilities").

1.04.          Excluded Liabilities.

	       (a) The Purchaser shall not assume, and shall have no liability for, any of the following debts, liabilities, obligations, expenses, taxes, contracts or commitments of the Seller or the Business of any kind, character or description, whether accrued, absolute, contingent or otherwise, arising out of any act or omission occurring or state of facts existing (except as expressly provided below) prior to, on or after the Closing Date (collectively, the "Excluded Liabilities"):

		     (i)   any liability of the Seller under any
			   non-competition, consulting or employment agreements, Union Contracts, or similar agreements, commitments or arrangements, whether the same are written or oral;

		     (ii) any liability of the Seller or the Business for any Federal, state, local or foreign taxes (other than sales and use taxes), including, without limitation, any income, capital gains, withholding, payroll taxes, real or personal property taxes or franchise taxes or any taxes on capital (including, without limitation, any deferred income tax liability) and any penalties and interest thereon attributable to the period ending on and including the Closing Date;

		   (iii) any liability for expenses incurred by, or for claims made against, the Seller in connection with or resulting from or attributable to this Agreement or the transactions contemplated hereby;

		     (iv) any liability for any investment banking, brokerage, finder's or similar charge or commission, or any attorneys' or accountants' fees and expenses payable or incurred by the Seller in connection with the preparation, negotiation, execution or delivery of this Agreement or the transactions contemplated hereby;

		     (v) except as provided in Article VII below, any liability arising out of activities undertaken by the Seller or any Affiliate of Seller after the Closing Date;

		   (vi) any liability for any personal injury or property damage claim which arose prior to or on the Closing Date; such excluded liability not to include however, liability for breach of contract, breach of warranty or product liability claims to the extent that they arise out of any Incomplete Portion of any contract, purchase order and/or agreement which is part of the Transferred Assets. For purposes of this Section 1.04, an Incomplete Portion of a contract is one for which work performed thereunder by Seller has not proceeded to a point where final air clearance has been received and the owner has taken back the subject work area for its own use;

		  (vii) any liability for breach of warranty, breach of contract or other claims to the extent they arise from any contract, purchase order, and/or agreement which is not part of the Transferred Assets or to the extent they arise prior to or on the Closing Date from any contract, purchase order and/or agreement which is part of the Transferred Assets;

		 (viii) any liability arising out of or allegedly arising out of any tortious or unlawful conduct of the Seller unrelated to the Transferred Assets;

		   (ix) any liability (including, without limitation, costs of response, removal, remediation, investigation, corrective action, property damage, personal injury, economic loss, damage to natural resources, health assessments and health studies, settlement, interest accruing on recoverable amounts, penalties and attorneys' fees) arising under Federal, state or local environmental laws and under common law for any transportation, disposal, management, release or threatened release of the Seller's or the Business's hazardous substances, including, but not limited to, asbestos and asbestos-containing materials, whether on the Seller's property, the property of a customer or client of Seller, or at an off-site location to which the Seller or others sent Seller's hazardous substances, including, but not limited to, asbestos and asbestos-containing materials, and whether or not released or threatened to be released in a reportable quantity, resulting from or allegedly resulting from any action or omission or state of facts existing prior to the Closing Date except to the extent that such liability arises in connection with any Incomplete Portion of any contract, purchase order and/or agreement which is part of the Transferred Assets;

		     (x) any liability for any group life or health insurance, property damage or personal injury claim for employees of the Seller and their eligible dependents in connection with any accident or event occurring prior to or on the Closing Date;

		   (xi) any liability arising out of any workers' compensation claims or proceedings, discrimination claims or proceedings, benefits or severance or other liabilities or obligations in connection with any accident or incident occurring prior to or on the Closing Date to employees or former employees of the Seller;

		  (xii) any liability or obligation under any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other plans, programs or arrangements of any kind relating to employee benefits sponsored or maintained by the Seller or others for the benefit of the employees of the Business;

		 (xiii)    any liability or obligation of the Business owing
			   to any shareholder or   any Affiliate of the Seller;

		  (xiv) any liability of Seller under or in connection with any union pension plan (including any multi-employer plan) for the benefit of Seller's employees arising on or prior to the Closing Date; and

		   (xv) all accounts payable of Seller from any source for which bills were rendered to and recorded by Seller prior to the Closing Date.

		  (xvi) any liability or obligation not set forth on Schedule C hereto.

		 (xvii) all liability for workmen's compensation or other insurance premiums or expenses which arose in connection with work or services performed prior to the Closing Date.

	 The Seller and Purchaser expressly agree that the Seller shall remain fully liable for the satisfaction and payment of the Excluded Liabilities.

1.05. Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid for the Transferred Assets shall be equal to the assumption by the Purchaser of the Assumed Liabilities.

	       The parties mutually agree that the Seller will establish a credit facility (the "Credit Facility") pursuant to which the Purchaser may from time to time borrow funds for working capital as set forth more fully below; provided, however, that (i) the total amount of funds borrowed by the Purchaser shall not exceed $2,500,000 prior to September 30, 1994; $2,200,000
	       thereafter but prior to October 31, 1994; $1,900,000 thereafter but prior to November 30, 1994; $1,700,000 thereafter but prior to December 31, 1994; $1,500,000 thereafter but prior to January 31, 1995; $1,300,000 thereafter but prior to February 28, 1995; $1,100,000 thereafter but prior to March 31, 1995;
	       $900,000 thereafter but prior to April 30, 1995; and $700,000 thereafter but prior to May 31, 1995 (said list of amounts hereinafter referred to as the "Maximum Amount") (ii) no borrowing shall be in an amount of less than $25,000 at any one time and (iii) there shall be no more than one borrowing per week.

	       Interest will be paid monthly, in arrears by the Purchaser on the amount borrowed at a rate of two percent (2%) per annum in excess of the Prime Rate in effect from time to time. (The "Prime Rate" shall be the rate published from time to time, by the Wall Street Journal, in the "Money Rates" section of such publication, calculated on the basis of a 365 day year and actual days elapsed.) Interest for amounts outstanding during a month shall be due on the fifth day following the end of each calendar month. The amounts borrowed by the Purchaser under this Section 1.05 shall be repaid by Purchaser so that the Maximum Amount is never exceeded. Further, all remaining amounts borrowed by Purchaser shall be due on May 31, 1995, with principal and all accrued interest thereon being due on such date. As security for the Credit Facility (i) the Purchaser shall execute (1) a revolving promissory note in the maximum amount of $2,500,000 and (2) a security agreement in favor of the Seller providing for a first priority lien on the inventory, equipment and accounts receivable of the Purchaser and (ii) Michael R. Adams and his wife shall execute a guarantee of payment secured by a mortgage on their home. The Purchaser and the Seller hereby agree that prior to the Completion Date (as defined in Section 2.01), the Purchaser borrowed approximately $1,563,140.09 (the "Initial Amount") from the Seller, said Initial Amount being subject to further review and adjustment by Purchaser and Seller. The Initial Amount shall be deemed to be the initial borrowing by the Purchaser under the Credit Facility, but interest shall accrue thereon but not be payable until August 5, 1994.

	       Seller has the right to receive directly from the bank or banks of Purchaser duplicate bi-weekly bank statements for all of the operating accounts of the Business. Additionally, Seller shall have the right to review the books and records of the Purchaser on a bi-weekly basis and review all such other documentation (e.g., billings, contracts, backlog, disbursements, etc.) as necessary to establish the on-going financial condition and viability of the Business. Purchaser shall fully cooperate with the Seller during such reviews.

1.06. Allocation of Purchase Price. Promptly after the Closing Date, the Purchaser shall prepare an allocation of the Purchase Price among the Transferred Assets which must be mutually satisfactory to the parties hereto in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted if, and to the extent, necessary to comply with the requirements of Section 1060 of the Code. Neither the Purchaser nor the Seller shall take any position for purposes of Federal, state or local income tax respecting the allocation of the Purchase Price which is inconsistent with the allocation so agreed upon by the parties. Each of the Seller and the Purchaser hereby agrees that it shall attach to its tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with allocations set forth herein.

				ARTICLE II

				  CLOSING

2.01.          Closing.

	       (a) The closing (the "Closing") of the transactions contemplated by this Agreement will be held as of May 27, 1994 (the "Closing Date") at 12:01 a.m. at the offices of Haythe & Curley, counsel for the Seller, located at 237 Park Avenue, New York, New York 10017, although the actual event may take place at such other time, date or location as the parties hereto may mutually agree upon. The date of the actual event shall be referred to as the "Completion Date".

2.02.          Instruments of Conveyance and Transfer.

	       (a)   At the Closing, the Seller shall deliver to the Purchaser:

		     (i) such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the Purchaser and its counsel, as shall be effective to vest in the Purchaser all of the Seller's right, title and interest in and to the Transferred Assets except as set forth in Article VII; and

		   (ii) such copies of the Seller's financial books and records relating to the Transferred Assets and the Business as Purchaser may reasonably request (except the stock books, minute books or similar corporate records of the Seller).

	       (b) Simultaneously with such deliveries, the Seller shall take such steps as may be necessary to put the Purchaser in actual possession and operating control of the Transferred Assets and the Business.

	       (c) At the Closing, the Purchaser shall deliver to the Seller an instrument of assumption, in form reasonably satisfactory to the Seller and its counsel, as shall be effective to cause the assumption of the Assumed Liabilities by the Purchaser.

2.03. Further Assurances. From time to time after the Closing, and without further consideration, (a) the Seller shall execute and deliver such other deeds, instruments of conveyance, assignment, transfer and delivery and take such other actions as the Purchaser may reasonably request in order more effectively to Transfer to the Purchaser, and to place the Purchaser in possession or control of, all of the rights, properties, assets and businesses intended to be Transferred hereunder, to assist in the collection of any and all such rights, properties and assets, and to enable the Purchaser to exercise and enjoy all of the rights and benefits of the Seller with respect thereto, and (b) the Purchaser shall take such actions as the Seller may reasonably request in order to assure the assumption of the Assumed Liabilities by the Purchaser.

				ARTICLE III

	       REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as  follows:

3.01. Corporate Existence; Shareholders. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. The Seller has previously delivered to the Purchaser true and complete copies of its certificate of incorporation and by-laws as in effect on the date hereof.

3.02. Corporate Authority. The Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, Transfer the Transferred Assets and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate, shareholder and other actions on the part of the Seller required by applicable law, its certificate of incorporation or by-laws, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.03. No Violation. Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the certificate of incorporation or by-laws of the Seller; (b) except as set forth in Schedule 3.03 to the best of the Seller's knowledge, violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Seller under, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien (as defined in Section 3.05(d)), upon any property or assets of the Seller or the Business under, any mortgage, indenture, lease, contract, agreement, instrument or commitment to which the Seller is a party or by which it, any of its assets or properties, or the Business may be bound; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Seller or the Business is subject or by which the Seller, any of its assets or properties, or the Business are bound.

3.04. Consents and Approvals of Governmental Authorities. Except as set forth in Schedule 3.04, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by or on behalf of the Seller in connection with the execution, delivery or performance of this Agreement by the Seller.

3.05.          Title to Properties; Encumbrances.

	       (a) The Seller has good and marketable title to all of its properties and assets (real, personal or mixed, tangible or intangible) constituting all or part of the Transferred Assets (except for assets leased under leases set forth in Schedule 3.06, or inventory and other assets sold or retired since May 27, 1994 in the ordinary course of business consistent with past practices). None of the Transferred Assets are subject to any Lien (as defined in subsection (d) below), except Liens for taxes not yet delinquent or the validity of which are being contested in good faith and as set forth in Schedule 3.05.

	       (b) All material property and assets (real, personal or mixed, tangible or intangible) constituting part of the Transferred Assets are owned by the Seller or leased to the Seller pursuant to a lease listed on Schedule 3.06.

	       (c) The Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to acquire any real property or interest therein.

	       (d) When used in this Agreement, "Lien" or "Liens" shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind but shall in no event include mechanic's and materialmen's liens or any rights under Lien Law Trust Fund Statutes.

3.06.          Leases.

	       (a) Schedule 3.06 contains a true and complete list of the following leases constituting a part of the Transferred
		     Assets:

		     (i) all leases pursuant to which the Seller leases any real property interests, whether as lessor or lessee;

		   (ii) all leases pursuant to which the Seller leases any type of personal property (other than computer equipment and related hardware or software) which provide, individually, for rental payments in excess of $2,500 per annum;

		  (iii) all leases pursuant to which the Seller leases any computer equipment and related hardware or software;

		   (iv) all leases pursuant to which the Seller leases any vehicles or related equipment; and

		     (v) all leases pursuant to which the Seller leases to others any type of property which provide, individually, for rental payments in excess of $5,000 per annum or which have a term in excess of one year.

	       (b) Each such lease described in Schedule 3.06 is the legal, valid and binding obligation of the Seller and, to the best of the Seller's knowledge, the other parties thereto, enforceable in accordance with its respective terms, and is in full force and effect. The Seller is not in material default under any such lease, and the Seller has not received any notice from any person or entity asserting that the Seller is in default under any such lease, nor does the Seller have any knowledge of a material default by it under any such lease.

	       (c) Each such lease may be assigned by the Seller without the consent or approval of any other person or entity, or if such consent or approval shall be necessary to assign such lease, such consent or approval shall have been obtained prior to the Closing Date except as set forth on Schedule 3.06.

3.07. Litigation. There are no actions or proceedings pending, or, to the best of the Seller's knowledge, threatened, against the Seller or any of the Transferred Assets before any court, arbitrator or administrative governmental body which questions or challenges the validity of this Agreement or any action taken or proposed to be taken by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby or except as set forth on Schedule 3.07, which materially impairs the value of the Transferred Assets.

3.08.          Contracts and Commitments.

	       (a) Insofar as they constitute a portion of the Transferred Assets, Schedule 3.08, together with the leases set forth in Schedule 3.06, contains a true and complete list and description (stated without duplication) of:

		     (i) all contracts (including, without limitation, letters of credit) and commitments of the Seller which are material to the operations, business prospects or condition (financial or otherwise) of the Seller or the Business;

		   (ii) all other contracts, commitments and instruments of the Seller relating to the Business (excluding, for purposes of this clause (ii), leases) reflecting obligations for borrowed money or for other indebtedness or guarantees thereof;

		  (iii) all purchase orders issued by or sales orders received by the Business in excess of $20,000 each and any purchase or sales order which calls for delivery or performance on a date more than three months from the date of this Agreement;

		   (iv) all contracts relating to construction- in-progress of capital assets in excess of $1,000; and

		     (v) all joint venture or similar agreements or arrangements to which the Seller is a party in any way providing for the manufacture, marketing, sale or distribution of any services of the Seller.

	       (b) The Seller has delivered to the Purchaser true and complete copies of all of the documents identified on
		     Schedule 3.08 (collectively, the "Material Contracts") and shall deliver true and complete copies of all such other agreements, instruments and documents as the Purchaser may reasonably request.

	       (c) The Seller is not a party to any written agreement that would restrict it from carrying on the Business anywhere in the world.

	       (d) Each of the Material Contracts has been entered into in the ordinary course of business and is valid and binding and the Seller has not received notice of any asserted claim of material default by the Seller or by any other party under, or a material breach or violation of, any of the Material Contracts.

	       (e) Except to the extent indicated on Schedule 3.08 each of the Material Contracts may be assigned to Purchaser without action or consent of anyone other than the Seller.

3.09.          Employment Law Matters.

	       (a) The Seller has not at any time since November 23, 1992 had, nor to the Seller's knowledge, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor trouble, against or directly affecting the Business that has had or may have a material adverse effect on the Business or the Transferred Assets.

	       (b) The Seller will deliver to the Purchaser copies of all labor and collective bargaining agreements (whether written or oral) to which the Seller is a party or by which the Seller is bound relating to the Business. The Seller is not in material default in any respect with regard to any of such agreements, plans or contracts.

	       (c) To the best knowledge of the Seller, there are no controversies or disputes (including any union grievances or arbitration proceedings) pending, or, to the best of the Seller's knowledge, threatened, between the Seller and any employees of the Business (or any union or other representative of such employees). No unfair labor practice complaints have been filed against the Business or the Seller on behalf of the Business with the National Labor Relations Board, and the Seller has not received any written notice or communication reflecting an intention or a threat to file any such complaint.

3.10. Environmental Matters. To the best of Seller's knowledge, it is in substantial compliance with all Federal, state and local environmental laws, rules, regulations, standards and requirements, including, without limitation, those respecting hazardous materials. Except as set forth on Schedule 3.10, there is no action pending before any court, governmental agency or board or other forum or to the best of the Seller's knowledge threatened by any person or entity for (i) noncompliance by the Seller with any environmental law, rule or regulation, (ii) personal injury, wrongful death or other tortious conduct relating to materials, commodities or products used, sold, transferred, processed or manufactured by the Seller or (iii) relating to the release into the environment by the Seller of any pollutant, toxic or hazardous material or waste generated by the Seller, whether or not occurring at or on a site owned, leased or operated by the Seller.

3.11. Compliance with Laws. Except as set forth on Schedule 3.11, the Seller has not been charged with any violation of any provision of any Federal, state, local or foreign law, regulation, ordinance, order or administrative ruling affecting the Business or Transferred Assets, and the Seller is not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality affecting the Business or the Transferred Assets. To the best of its knowledge, the Seller is not in material violation of any Federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Business or the Transferred Assets. Without limiting the generality of the foregoing, the Seller is in compliance with all rules and regulations promulgated by the Occupational Safety and Health Administration ("OSHA").

3.12. Licenses, Permits and Authorizations. To the best of the Seller's knowledge, the Seller has all material licenses, permits, authorizations, approvals, consents, franchises and orders (collectively, the "Permits") required for the conduct and operation of the Business and the use and ownership or leasing of its properties and assets as currently operated, used, owned or leased. All of the Permits are valid, in full force and effect and in good standing. Except as set forth on
	       Schedule 3.12, no material violations have been recorded in respect of any such Permit. There is no claim or action pending, or, to the best of the Seller's knowledge, threatened, which disputes the validity of any such Permit or threatens to revoke, cancel, suspend or limit any such Permit.

3.13. Inventory. The net inventories included among the Transferred Assets shall be taken by the Purchaser "as is" and "where is".

3.14. Equipment, Etc. All of the machinery, equipment, vehicles, furniture and other tangible personal property owned by the Seller as of May 27, 1994 and included in the Transferred Assets shall be taken by the Purchaser "as is" and "where is".

3.15. Tax Returns and Payments. All of the tax returns and reports of the Seller required by law to be filed have been duly filed and all taxes shown as due thereon have been paid. There are in effect no waivers of the applicable statutes of limitation for any Federal, state, local or foreign taxes for any period. The provisions of this Section 3.15 shall include, without limiting the generality of this Section 3.15, all reports, returns and payments due under all Federal, state, local or foreign laws or regulations relating to income, sales, use, payroll, franchise, withholding, real property or personal property taxes, unemployment insurance, social security, worker's compensation and other obligations of the same or of a similar nature. Except as set forth on Schedule 3.15, Seller has no liability for any unpaid Federal, State or Local taxes of any sort for any period ending on or before the Closing Date other than liabilities for taxes incurred in the ordinary course of business which have not yet become due and payable.

3.16. Backlog. Schedule 3.16 contains a true and complete list of all contracts of Seller constituting a part of the Transferred Assets that have been signed by and awarded to Seller but on which Seller has not yet started working.

3.17. Disclosure. No schedule or Exhibit hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements therein not misleading.

				ARTICLE IV

	      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

4.01. Corporate Existence; Shareholders. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. The Purchaser has previously delivered to the Seller true and complete copies of its certificate of incorporation and by-laws as in effect on the date hereof.

4.02. Corporate Power and Authority. The Purchaser has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, acquire the Transferred Assets and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate, shareholder and other actions on the part of the Purchaser required by applicable law, its certificate of incorporation or by-laws, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and
	       (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.03. No Violation. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the certificate of incorporation or by-laws of the Purchaser; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Purchaser, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien upon any property or assets of the Purchaser under, any mortgage, indenture, lease, contract, agreement, instrument or commitment to which the Purchaser is a party or by which it or any of its assets or properties, may be bound; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Purchaser is subject or by which the Purchaser or any of its assets or properties are bound.

4.04. Consents and Approvals of Governmental Authorities. Except as set forth on Schedule 4.04, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by or on behalf of the Purchaser in connection with the execution, delivery or performance of this Agreement by the Purchaser.

4.05. Litigation. There is no action or proceeding pending, or, to the best of the Purchaser's knowledge, threatened, against the Purchaser or any of its assets, properties or rights, before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any action taken or proposed to be taken by the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby.

4.06. Broker's and Finder's Fees. The Purchaser is not a party to, nor in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

4.07. Disclosure. No representation or warranty by the Purchaser in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein not misleading.

				 ARTICLE V

		 CONDITIONS TO THE PURCHASER'S OBLIGATIONS

		     Each and every obligation of the Purchaser under this
	       Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

5.01. Representations and Warranties True. The representations and warranties of the Seller contained herein, in any Schedules and Exhibits hereto and in all certificates and other documents delivered by the Seller to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date.

5.02. Performance. The Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, any referred to in this Article V.

5.03. Consents. All filings with and consents from government agencies and third parties (except as provided for in Section
	       7.05 below) required to consummate the transactions contemplated hereby shall have been obtained, unless the failure to obtain any such consent or make any such filing would not have a material adverse effect on the assets, properties, business or condition (financial or otherwise) of the Business or the Transferred Assets, or except to the extent that Seller and Purchaser have mutually agreed to waive the obtaining of any such consent by agreeing in writing at the Closing to operate the Business subsequent to the Closing Date pending the receipt of such consents.

5.04. Transfer Instruments. The Seller shall have delivered to the Purchaser such instruments of conveyance and transfer as are contemplated by Section 2.02 (a) and (b).

5.05. Opinion of Counsel to the Seller. The Seller shall have delivered to the Purchaser an opinion of Haythe & Curley, counsel to the Seller, dated as of the Closing Date, in the form annexed hereto as Schedule E.

5.06. Certificates. The Seller shall have furnished such certificates of its President or Vice President to evidence compliance with the conditions set forth in this Article V and any other certificates to evidence compliance with the conditions set forth in this Article V as may be reasonably requested by the Purchaser.

5.07. Resolutions. The Seller shall have furnished a copy of the resolutions adopted by the Board of Directors of the Seller authorizing this Agreement and the transactions contemplated hereby, certified by a Secretary or Assistant Secretary.

5.08. Proceedings. All corporate and other proceedings, including any required action on the part of Seller's shareholders, in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as it may reasonably request.

5.09. Absence of Litigation. There shall be no action or proceeding pending or threatened before any Federal, state or local court, governmental agency or regulatory body which seeks to invalidate or set aside, in whole or in part, this Agreement, to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or to obtain substantial damages in connection therewith.

5.10. Payables Current. Seller shall have brought current the accounts payable of the Business by paying all those which arose more than sixty (60) days prior to the Completion Date.

				ARTICLE VI

		  CONDITIONS TO THE SELLER'S OBLIGATIONS

		     Each and every obligation of the Seller under this
	       Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.01. Representations and Warranties True. The representations and warranties of the Purchaser contained herein and in all certificates and other documents delivered by the Purchaser to the Seller pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date.

6.02. Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including without limitation, any referred to in this Article VI.

6.03. Consents. All filings with and consents from government agencies and third parties (except as provided for in Section
	       7.05 below) required to consummate the transactions contemplated hereby shall have been obtained, unless the failure to obtain any such consent or make any such filing would not have a material adverse effect on the assets, properties, business or condition (financial or otherwise) of the Business or the transactions contemplated hereby, or except to the extent that making any such filing or obtaining any such consent has been waived in writing by the Seller.

6.04. Opinion of Counsel to the Purchaser. The Purchaser shall have delivered to the Seller an opinion of Sacks Montgomery, P.C., counsel to the Purchaser, dated the Closing Date, in form annexed hereto as Schedule G.

6.05. Assumption Agreement. The Purchaser shall have delivered to the Seller an instrument of assumption as contemplated by
	       Section 2.02(c).

6.06.          Certificates.  The Purchaser shall have furnished   a
	       certificate of its President or Vice President certifying compliance with the conditions set forth in this Article VI and any other certificates to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by the Seller.

6.07. Absence of Litigation. There shall be no action or proceeding pending or threatened before any Federal, state or local court, governmental agency or regulatory body which seeks to invalidate or set aside, in whole or in part, this Agreement, to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or to obtain substantial damages in connection therewith.

6.08. Release of Employment Agreement. Purchaser shall have delivered to Seller an agreement in the form annexed hereto as
	       Schedule 6.08 signed by Michael Adams and cancelling his employment agreement with Air and Water Technologies Corp. ("AWT") dated November 23, 1992. Seller shall thereupon have such agreement executed by AWT and return a copy thereof to Purchaser.

6.09. Guarantee. Purchaser shall have delivered to Seller the limited guarantee of the Credit Facility executed by Michael Adams and his wife along with a mortgage securing such guarantee, each in the form annexed as Schedules H and I.

6.10. Resolutions. The Purchaser shall have furnished a copy of the resolutions adopted by the Board of Directors of the Purchaser authorizing this Agreement and the transactions contemplated hereby, certified by a Secretary or Assistant Secretary.

6.11. Proceedings. All corporate and other proceedings, including any required action on the part of the Purchaser's shareholders, in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance satisfactory to the Seller and its counsel, and the Seller shall have received all such originals or certified or other copies of such documents as it may reasonably request.

6.12. Security for Credit Facility. The Purchaser shall have delivered to the Seller a Security Agreement securing the Credit Facility, which Security Agreement shall be in the form annexed as Schedule J and shall provide for a first priority lien on the inventory, equipment and accounts receivable of the Purchaser.

6.13. The Purchaser shall have delivered to the Seller a note evidencing its obligations under the Credit Facility in the form annexed hereto as Exhibit L.

				ARTICLE VII

		      CERTAIN POST-CLOSING COVENANTS

7.01.          Non-competition; Confidentiality.

	       (a) The Purchaser and the Seller acknowledge and understand that the Purchase Price was fixed on the basis that the Transfer of the Transferred Assets to the Purchaser would provide the Purchaser with the full benefit of the Business. The Seller acknowledges that it is proper for the Purchaser to have assurances that the value of the Business will not be diminished by acts of the Seller after the Closing Date. Accordingly, for a period of three (3) years from and after the Closing Date, the Seller and its ultimate parent company Air & Water Technologies Corporation ("AWT") shall not anywhere within the States of New York, Connecticut, Massachusetts and Rhode Island and the northern half of New Jersey engage in the business of providing asbestos abatement services (including, without limitation, any of the following to the extent relating to asbestos abatement: consulting services, inspection services, estimating services, project or program management services, business development services, air monitoring services or training services), or (ii) solicit employment of any of the employees, consultants, agents or independent contractors of the Purchaser or its Affiliates (for this purpose the terms "employees," "consultants," "agents" and "independent contractors" shall include any persons having such status with regard to the Purchaser or its Affiliates at any time during the six (6) months preceding any solicitation in question). The foregoing provisions shall not apply to (i) engaging in the business or performing services of installation of insulation, reinsulation, fireproofing, transportation of asbestos and/or disposal of asbestos, (ii) performing work as a general contractor (but not an asbestos abatement contractor) on any project so long as no more than thirty (30%) percent by value of the original project scope consists of asbestos abatement work otherwise prohibited by this section; or (iii) investments in shares of stock traded on a national securities exchange or on the national over-the-counter market which shall, at the time of acquisition, constitute less than five percent of the outstanding shares of such stock. If the Seller and/or AWT do desire to perform work as a general contractor as set forth in subsection (ii) above, then any asbestos abatement work included in the scope of any project which they undertake shall be offered to Purchaser to perform provided the Purchaser shall at least meet the lowest price obtained at any time from any other qualified asbestos contractor for that work. In the event the Purchaser does not perform such asbestos abatement work, it must then be performed by a third party qualified asbestos contractor. Notwithstanding the foregoing, if the Seller and/or AWT do desire to perform work as a general contractor for jobs which contain more than thirty (30%) percent of value of asbestos abatement work, then they shall first offer to have the Purchaser perform such abatement work and mutually agree upon a price for the asbestos abatement portion of such work, and only if the Purchaser shall then decline to perform, such work may they retain another asbestos contractor to perform such work and may act as general contractor themselves.

	       (b) If the Seller or AWT commits a breach of any of the provisions of this Section 7.01, the Purchaser shall have the right and remedy (in addition to any others) to have the provisions of this Section 7.01 specifically enforced by any court having equity jurisdiction, together with an accounting therefor, it being acknowledged and understood by the Seller and AWT that any such breach will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy therefor to Purchaser.

7.02.          Accounts Receivable.

	       The Accounts Receivable of Seller as of the Closing Date (the "Accounts Receivable") are set forth on Schedule 7.02. The Accounts Receivable shall be handled as follows:

	       (a) From and after the Closing Date, the Seller shall, with the assistance of the Purchaser, collect the Accounts Receivable. From and after the Closing Date, the Purchaser shall, upon receipt by it of payment of any amounts in respect of any Account Receivable of the Seller promptly deliver to the Seller the full amount of any such payment. From and after the Closing Date the Seller shall, upon receipt by it of payment of any amounts in respect of any Account Receivable of the Purchaser, promptly deliver to the Purchaser the full amount of any such payment.

	       (b) Purchaser shall at all times use its best efforts to collect the Accounts Receivable of the Seller. Purchaser in no way, however, guarantees collection of such Accounts Receivable.

	       (c) Purchaser may not sell, discount, compromise or settle any of the Accounts Receivable without the prior written consent of Seller. Seller hereby designates George C. Mammola and Michael McCloskey individually as having authority to agree on its behalf to any such sale, discount, compromise or settlement. Should Seller fail to answer any written request to agree to such actions within five days after receipt thereof, such agreement shall be conclusively deemed to have been granted.

	       (d) Should the Purchaser take any action after the Closing Date in completing the contracts included in the Transferred Assets which is (1) negligent, unreasonable, willful, in breach of this Agreement or in breach of any contract included among the Transferred Assets and (2) which results in a debtor of one of the Accounts Receivable offsetting against or reducing the amount paid upon such Account Receivable or refusing completely to pay such Account Receivable, then such Account Receivable shall be deemed to have been the obligation of the Purchaser and the Purchaser shall pay to the Seller the amount of any such discount or offset.

	       (e) In order to effectuate all of the provisions regarding Accounts Receivable, Purchaser and Seller shall each maintain a record of each payment received on an Account Receivable such record to include the date of receipt, method, amount, and payor of each payment and copies of each check or other evidence of payment and supporting documentation adequate for auditing purposes. Seller and Purchaser shall at all times have access to such records and documentation of the other and shall notify each other weekly in writing of any payments received on Accounts Receivable.

	       (f) All Accounts Receivable generated after the Closing Date for work, labor or services of the Business which are not reflected on Schedule K hereto belong to Purchaser. Should Seller ever have any such accounts, it shall immediately transfer them to Purchaser.

	       (g) Should Seller take any action after the Closing Date which is (1) negligent, unreasonable, willful, in breach of this Agreement or in breach of any contract included among the Transferred Assets and (2) which results in a party to one of the contracts included among the Transferred Assets offsetting against or reducing the amount paid to Purchaser under such contract or refusing completely to pay thereunder, then such debt to the extent of such discount or offset shall be deemed to have been the obligation of Seller and Seller shall pay to Purchaser the amount of any such discount or offset. Similarly should any party to a contract included among the Transferred Assets determine that Seller has been overpaid for work performed before the Closing Date and offset the amount of such overpayment against amounts due to Purchaser for work performed after the Closing Date, then Seller shall pay to Purchaser the amount of any such offset.

7.03. Warranty Services. Since after the Closing, Purchaser will be liable for Warranty Services under the contracts, agreements and purchase orders which are part of the Transferred Assets, with respect to any work performed after the Closing Date, and since Seller will be responsible for Warranty Services on the other portions of such contracts, agreements or purchase orders and on contracts completed prior to the Closing, Purchaser covenants and agrees with Seller that on and after the Closing Date, should Seller so request, Purchaser, provided that if it so requests, Purchaser receives reasonable assurances that it will be paid for the work promptly, will perform warranty services for which Seller is responsible for a fee equal to Purchaser's cost plus ten percent at Purchaser's labor rates as then in effect. For its part, Seller shall have such warranty services performed commencing no later than fifteen (15) days after the request therefor is received from the customer and Seller receives Notice thereof, and, should Seller fail to so commence work, Purchaser may perform such work and charge Seller therefor at cost plus ten percent. Should warranty services relate to work which is not totally included in the time of responsibility of Purchaser or of Seller, then the cost for such work shall be split in proportion to the percentage of completion as of May 27, 1994 of the contract under which it arises.

7.04. Post Closing Transfers and Licensing of Purchaser. Purchaser and Seller recognize that in order for Purchaser to perform asbestos abatement work it will need appropriate licenses issued by certain states which licenses it does not now have. As a result, at the Closing, notwithstanding anything herein to the contrary, none of the contracts, purchase orders, subcontracts, or agreements which pertain to asbestos abatement work (hereafter the "Unassigned Contracts") in states where purchaser lacks a license shall be transferred to Purchaser by Seller. Purchaser shall diligently seek to obtain the required licenses and when each such license is so obtained, Purchaser shall notify Seller. Seller shall promptly thereafter take all required steps to effectuate the assignment to Purchaser of each of the Unassigned Contracts within the state for which the license was so obtained. The date upon which the last of the Unassigned Contracts is so assigned shall be called the "Final Transfer Date".

	       Between the Closing Date and the Final Transfer Date, Seller will continue to carry out its obligations under the Unassigned Contracts except to the extent any of same are assigned to Purchaser. Such activity by Seller shall be carried out by Seller's licensed personnel under the direction and control of Michael Adams. Purchaser shall not, however, have access to or control over the Excluded Assets except for Seller's union contracts and licenses, and Purchaser must supply all financing or capital required for such activity. Purchaser shall cause separate books of account to be maintained for all such activity by Seller duplicate originals of which shall be available at all times to Purchaser and Seller and delivered to each within ten (10) days after the Final Transfer Date. All payments, profits and other assets and liabilities generated by Seller's continuing to perform the Unassigned Contracts shall also be retained by Purchaser or delivered by Seller to Purchaser immediately upon receipt.

	       Purchaser shall defend, indemnify, hold harmless and reimburse Seller, its officers, its directors, its shareholders, its employees and its Affiliates from and against any and all claims, demands, debts, liabilities, fines, penalties, losses, expenses, taxes of any nature, costs, consequential or punitive damages, judgments and/or the like to the extent that they arise from any action taken or omitted to be taken under, on or in connection with the Unassigned Contracts during the period between the Closing Date and the Final Transfer Date. Such indemnity by Purchaser is not limited to costs relating to Transferred Assets or by any other provision of this Agreement.

7.05. Assignment of Contracts. Seller and Purchaser recognize that Seller may be unable to obtain all required consents to the assignment to Purchaser of some contracts which constitutes part of the Transferred Assets prior to the date when such contracts are to be assigned pursuant to Section 7.04 hereof. In such event, Seller shall engage Purchaser as a subcontractor on any such contract, Purchaser shall fully perform the work pursuant to the terms of such contract as if it were the prime contractor, and Seller shall immediately pass through the gross revenues on any such contract directly to Purchaser. Nothing contained herein shall relieve Seller from its obligations to use its best efforts to promptly obtain the consent of each third party to the assignment of each contract constituting part of the Transferred Assets. Seller also hereby authorizes Purchaser to act in Seller's name with the other party or parties to such contracts and Seller will take no action which hinders, disrupts, delays or adversely affects Purchaser's performance of its obligations under such contracts.

7.06. Allocation of Uncompleted Contracts. (a) As of the Closing Date certain contracts constituting a part of the Transferred Assets shall be uncompleted (the "Uncompleted Contracts"). The Uncompleted Contracts as of the Closing Date are set forth on Schedule K, which also lists (i) the percentage of completion of each such Uncompleted Contract, (ii) the total amount billed by Seller through the Closing Date with respect to such contract and (iii) the total price for such contract.

	       Except as modified by paragraphs (b) and (c) below, the revenues earned by the Seller with respect to each Uncompleted Contract shall be the percentage completion for such Uncompleted Contract multiplied by the total price for such contract. The Seller shall be entitled to all revenues earned through the Closing Date for the percentage of completion of each Uncompleted Contract whether billed or unbilled and whether payment is received before or after the Closing Date. The Purchaser shall be entitled to the revenues earned on such Uncompleted Contracts following the Closing Date, whether billed or unbilled and whether payment is received before or after the Closing Date. The Seller shall be responsible for all costs of work performed on the Uncompleted Contracts prior to the Closing Date, and the Purchaser shall be responsible for all costs of work performed on the Uncompleted Contracts after the Closing Date. Based upon these rules, the parties agree that as of the Closing Date, the Uncompleted Contracts were overbilled or underbilled by the amounts set forth on Schedule
	       K. To the extent of any underbilling, Purchaser shall pay Seller said amount out of the next payments received on such contracts. To the extent of any overbilling, Seller shall pay Purchaser said amount out of the next payment received on such contracts.

	       (b) The Seller shall use its best efforts to assist the Purchaser in the submission and approval of change orders for work performed on Uncompleted Contracts prior to the Closing Date and in the collection of revenues with respect to such change orders. Except as set forth in paragraph (c) below, the Seller shall be entitled to a portion of such revenues equal to the percentage of completion of the relevant Uncompleted Contract multiplied by the total revenue for the Change Order despite the fact that the change orders have not been included on Schedule K hereto.

	       (c) Notwithstanding anything herein to the contrary, Seller shall remain liable for and pay all amounts due for Workmen's Compensation insurance costs for the period prior to the Closing Date and Seller shall receive all reimbursements or payments from owners or others for such costs even if such costs and payments are not included on Schedule K. Purchaser shall assist Seller in the presentation, approval and processing any change orders required to receive such reimbursement or payment for Workmen's Compensation insurance.

7.07. Default by Purchaser, Acceleration of Payment. In the event that Purchaser (a) fails to make any payment as required by this Agreement and does not cure such failure to pay within ten
	       (10) days after Seller gives Notice of such failure; (b) breaches the terms of this Agreement and fails to cure such breach within twenty (20) days after Seller gives Notice of such breach; or (c) is declared a bankrupt, makes an assignment for the benefit of creditors and/or seeks the protection of the bankruptcy laws; then, without limiting Seller's other rights or remedies, any borrowing under the Credit Facility which remains unpaid shall be immediately due and payable by Purchaser to Seller.

7.08. Payment of Liabilities. As of the Closing Date, Seller shall pay all of its accounts payable which pertain to the Transferred Assets and which as of that time will have been outstanding for sixty days or more. Thereafter, Seller shall pay the remaining accounts payable which pertain to the Transferred Assets no later than sixty (60) days after the date each was received. Seller shall send Purchaser weekly its list of payments of accounts payable which predate the Closing Date and which indicate payments made by Seller.

7.09. Insurance. Each of Purchaser and Seller shall cooperate to arrange their insurances with regard to the Transferred Assets, the Excluded Assets, the Transferred Liabilities and the Excluded Liabilities in a manner which will give the widest coverage to both, provided there are not additional costs resulting therefrom. Thus, for example but without limitation, if Purchaser could name Seller as an additional named insured on its policies for no cost, it shall do so. Seller shall maintain its insurance policies for the Business in effect at least through the Completion Date and shall defend and hold Purchaser harmless from and against any claim, demand, suit, damage, judgment or the like to the extent that they arise in connection with the Business between the Closing Date and Completion Date and are covered by insurance. Purchaser shall reimburse Seller for the direct cost of such insurance to the extent that Seller's maintenance of such insurance between the Closing Date and the Completion Date causes Seller to actually pay additional charges for such insurance. In this regard, if Seller could have cancelled any such insurance as of the Closing Date (i.e., the policy was able to be cancelled and no remaining activities of Seller or its affiliates were covered) then Purchaser shall pay Seller the difference between the cancellation refund, available on the Closing Date and on the Completion Date.

7.10. Office space. After the Closing Date, Purchaser may use Seller's current office space in New York, New York and Boston, Massachusetts through July 31, 1994 while it arranges for an alternate location and the Purchaser shall pay to the Seller the prevailing rate plus all additional charges for such office space.

7.11. After the Closing, Seller shall continue to maintain health insurance for the current employees of Seller who become employees of Purchaser through July 31, 1994 and the Purchaser shall reimburse the Seller for all such costs.

7.12. After the Closing Date, Seller shall diligently defend each of the litigations listed on Schedule 3.07 and shall defend and indemnify Purchaser from and against any losses, costs, damages, suits or actions which arise out of or in connection with said litigations. Purchaser shall use its best efforts to assist Seller in the defense and resolution of the actions or proceedings set forth on Schedule 3.07, including but not limited to the worker's compensation dispute with New York State and the insurance carrier for such insurance.

7.13. Seller and Purchaser shall endeavor to obtain the consents listed on Schedule 3.06 within 120 days of the Completion Date. Should any such consent not be obtained, Seller and Purchaser shall equitably adjust the Purchase Price to reflect such failure to obtain consent.

7.14. Falcon. Seller will cause Falcon Associates, Inc. to give a right of first refusal to Purchaser regarding that certain contract for asbestos abatement held by Falcon Associates Inc. for work to be performed on Boston City Hall.

			       ARTICLE VIII

		      SURVIVAL OF REPRESENTATIONS AND
			WARRANTIES; INDEMNIFICATION

8.01. Survival of Representations and Warranties. Notwithstanding (a) the making of this Agreement, (b) any examination made by or on behalf of the parties hereto and (c) the Closing hereunder, (x) the representations and warranties of the Seller and the Purchaser contained in this Agreement, or in any document delivered pursuant to the provisions of this Agreement, shall survive the Closing for a period of two years, except for the representations and warranties made in Section 3.10 (Environmental Matters), Section 3.11 (Compliance with Laws) and 3.18 (Taxes) which in each case shall survive the expiration of the applicable statute of limitations for the underlying cause of action and (y) the covenants and agreements required to be performed after the Closing or as conditions to the Closing or by Section 9.03 (unless noncompliance with those covenants was waived in writing at the Closing) shall survive until fully performed or fulfilled.

8.02.          Indemnification.

	       (a) Subject to Section 8.01 above, from and after the Closing, the Seller and the Purchaser each shall indemnify and save harmless, after giving effect to all deductible expenses incurred by such party and all reportable income received by such party in connection with such Damages (as defined below), the party seeking indemnification and its officers, directors, partners, shareholders, successors and assigns (the "Indemnified Party") from and against any loss, claim, liability, expense (including its reasonable attorneys' fees including but not limited to those for enforcing this obligation) or other damage of any kind or nature (collectively, the "Damages") caused to such party (or, if the Purchaser shall be the Indemnified Party, to the Business) by or arising out of (i) the failure by the party against which indemnification is sought (the "Indemnifying Party") to perform any covenant or agreement required to be performed by it in this Agreement, after the Closing or as conditions to the Closing (unless noncompliance with those covenants was waived in writing at the Closing); (ii) in the case of the Seller, the failure to pay, perform or satisfy any Excluded
		     Liability; (iii) in the case of the Purchaser, the failure to pay, perform or satisfy any Assumed Liability;
		     (iv) in the case of the Seller, the failure to pay promptly any Federal, state, local or foreign taxes of the Seller including, without limitation, all taxes of any kind or nature (whether based on income, sales, use or withholding) and all interest, additions to tax and penalties thereon claimed or assessed for any taxable period ended on or prior to the Closing Date; or (v) any breach of warranty or misrepresentation in this Agreement (including the Schedules and Exhibits hereto) made by or on behalf of the Indemnifying Party and not waived in writing by the Indemnified Party.

	       (b) The Indemnified Party, as a condition to recovery of any sort for Damages, shall notify the Indemnifying Party within a reasonable period of time after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages which the Indemnified Party shall have determined has given or could give rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

	       (c) All claims for indemnity under this Article VIII shall be paid by the Indemnifying Party on demand in immediately available funds in U.S. dollars after such claim and liability for Damages thereunder have been finally determined. A claim and the liability for Damages thereunder shall be deemed to be "finally determined" for purposes of this Section 8.02 when the parties have so determined by mutual agreement or, if disputed, when a final order of a court of competent jurisdiction or a final award of an arbitrator having competent jurisdiction has been entered.

	       (d) The Indemnified Party shall notify the Indemnifying Party with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity pursuant to this Agreement. With respect to any third party claim or action that could give rise to indemnity under this Agreement, the Indemnifying Party shall be entitled to assume the defense thereof with counsel satisfactory to the Indemnified Party, provided that, upon the request of the Indemnified Party, the Indemnifying Party provides reasonable evidence of its ability to perform its obligation under this Section 8.02; and after notice from the Indemnifying Party to the Indemnified Party under the foregoing indemnity agreement the Indemnifying Party promptly pays all costs for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than (i) those relating to investigation or the furnishing of documents or witnesses and (ii) all reasonable fees and expenses of separate counsel retained by such Indemnified Party if
		     (A) the Indemnifying Party and the Indemnified Party shall have agreed to the retention of such counsel or (B) counsel to the Indemnified Party shall have concluded reasonably that the representation of the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them in the conduct of the defense of such action. Promptly after receipt by an Indemnified Party of notice of the commencement of any action to which the Indemnifying Party is not a party, such Indemnified Party shall, if such claim in respect thereof is to be made against the Indemnifying Party pursuant to this Agreement, notify the Indemnifying Party in writing of the commencement thereof, but the failure or delay in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations to indemnify pursuant to the terms of this Agreement. The Indemnified Party shall keep the Indemnifying Party informed of the progress of any such action and shall not enter into any settlement of any such action without the prior written consent of the Indemnifying Party.

8.04. Seller's Shareholders and Directors. The Purchaser shall indemnify, defend and save harmless the Seller's officers, directors, shareholders and affiliates jointly and severally with respect to Damages (as defined in Section 8.02) which arise due to the Purchaser's failure to satisfy any of the Assumed Liabilities. The rights to such indemnification shall be governed by Section 8.02 with the indemnified party standing in the place of the Seller. By reason of this provision, each of such indemnified parties is a third-party beneficiary of this Agreement.

8.05. Validity. The parties understand that Michael R. Adams, President of the Purchaser, has operated the Business during the entire period which the Seller has owned the Business, and he is fully informed as to the assets and operations of the Business. To the extent that the Purchaser or Seller has knowledge of a breach of the representations and warranties of the other contained herein (including without limitation, all of the representations and warranties set forth in Article III hereof) which knowledge was obtained prior to the Completion Date, the Purchaser or Seller, as the case may be, shall not be entitled to indemnification pursuant to the provisions of this Article VIII for such breach. It is understood and agreed that the knowledge of the accountants or legal counsel of a party shall be deemed the knowledge of that party. As used in this Section 8.05, "knowledge" of Purchaser shall mean the knowledge or awareness of the directors and officers of the Purchaser, including Michael R. Adams, the Purchaser's accountants or legal counsel, as applicable. As used in this
	       Section 8.05, "knowledge" of Seller shall mean the knowledge or awareness of George C. Mammola, Michael McCloskey, the directors and officers of AWT, Seller's accountants or legal counsel.

				ARTICLE IX
			 MISCELLANEOUS PROVISIONS


9.01. Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of either party hereto to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.01.

9.02. Fees and Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement (whether or not such transactions are consummated) including, without limitation, any fees, expenses or commissions of any of its advisors, agents, finders or brokers. The Purchaser shall indemnify the Seller against any claims of third parties for any brokerage, finder's, agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the Purchaser or its Advisors or representatives. The Seller shall indemnify the Purchaser against all such claims insofar as they are alleged to be based on arrangements or contacts made by, to or with the Seller or its advisors or representatives.

9.03. Bulk Transfers Law. The Purchaser hereby waives compliance by the Seller with the provisions of the Bulk Transfers Law of the State of New York. Nevertheless, in addition to any other indemnities provided in this Agreement, the Seller shall indemnify and hold the Purchaser harmless from and against any and all liens claimed against any of the Transferred Assets by any creditor of Seller arising for any reason prior to the Closing Date.

9.04. Worker's Compensation Claims. Personnel of the Purchaser and Seller, including but not limited to Michael R. Adams and Brian Evans shall fully cooperate with each other in connection with the investigation and resolution of any workmen's compensation payment claims made by any governmental authority or insurance company against the Seller or the Purchaser.

9.05.          Access to Records.

	       (a) After the Closing, Purchaser shall retain a copy of the employee records including current physicals and OSHA medical questionnaires currently located at the office of Seller at the World Trade Center. Seller shall receive the originals of such records after they are copied. Copies of sign-in logs for all contracts transferred under this Agreement shall also be held by Purchaser. Seller shall receive the originals of such records after they are copied. Seller shall also keep sign-in logs for jobs previously performed by Seller or its predecessor. Each party shall maintain the records addressed in this paragraph for thirty years, unless a shorter period is allowed by law, and then, for such shorter period.

	       (b) Purchaser shall retain all other records currently located at the World Trade Center office of Seller for 90 days after the Completion Date during which time Purchaser may copy any of those records as it chooses. Thereafter, Seller may remove all such records except for those pertaining to contracts to be assigned or transferred hereunder which records shall be kept by Purchaser until six months after the completion of work under each contract and final payment thereof. Such records shall remain the property of Seller, however, and Seller shall have full access to these records upon reasonable notice to Purchaser.

9.06.          Notices.

	       (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including telefax, telegraphic, telex or cable communication) and mailed, telefaxed, telegraphed, telexed, cabled or delivered:

		     (i)   If to the Purchaser, to:

			   Asbestos Containment Services, Inc.
			   One World Trade Center
			   Suite 2537
			   New York, New York 10048

			   (after July 1, 1994 - Suite changes to 2469)

			   with a copy to:

			   Sacks Montgomery, P.C.
			   800 Third Avenue
			   New York, NY 10022
			   Telefax: (212) 593-7257
			   Attention: Jeffrey A. Aronson, Esq.

		   (ii)    If to the Seller to:

			   Air & Water Technologies Corporation
			   US Highway 22 West and Station Road
			   Branchburg, NJ 08876
			   Telefax: (908) 685-4482
			   Attention: George C. Mammola

			   with a copy to:

			   Air & Water Technologies Corporation
			   US Highway 22 West and Station Road
			   Branchburg, NJ 08876
			   Telefax: (908) 685-4482
			   Attention: Douglas A. Satzger, Esq.

	       (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 9.07(i) if delivered personally against proper receipt or by confirmed telefax or telex, shall be effective upon delivery and (ii) if delivered
		     (A) by certified or registered mail with postage prepaid,
		     (B) by Federal Express or similar courier service with courier fees paid by the sender or (C) by telegraph or cable, shall be effective two business days following the date when mailed, couriered, telegraphed or cabled, as the case may be. Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

9.07. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the parties hereto without the prior written consent of the other party. Any assignment which contravenes this Section 9.08 shall be void ab initio.

9.08.          Governing Law; Arbitration.

	       (a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

	       (b) Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in New York City in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction thereof. Except as set forth herein to the contrary, in determining any such controversy or claim, the arbitrator(s) may not award and no party shall be liable for consequential and/or exemplary damages, and the Purchaser and Seller hereby waive any right to claim or to recover consequential and/or exemplary damages in connection with this Agreement.

9.09. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.10. Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

9.11. Entire Agreement. This Agreement (which defined term includes the Schedules and Exhibits to this Agreement) embodies the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties with respect thereto. There are no agreements, covenants, undertakings, representations or warranties with respect to the subject matters of this Agreement other than those expressly set forth or referred to herein.

9.12. Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted under applicable law as it shall then exist.

9.13. No Third Party Beneficiaries. Except as expressly stated, nothing in this Agreement is intended, nor shall anything in this Agreement be construed, to confer any rights, legal or equitable, in any Person (other than the parties hereto and the Shareholders and their respective heirs, distributees, beneficiaries, executors, successors and assigns), including, without limitation, any employee of the Seller or any beneficiary of such employee.

9.14. Miscellaneous. The persons executing this Agreement in behalf of the parties hereto are duly authorized to execute, acknowledge and deliver this Agreement. Time is of the essence of this Agreement.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

				 ASBESTOS CONTROL SERVICES, INC.


				 By:______________________________
				    Name:
				    Title:

				 ASBESTOS CONTAINMENT SERVICES, INC.


				 By:______________________________
				    Name:
				    Title:




				    CONSENT

	       In consideration of Purchaser's executing this Asset Purchase Agreement and carrying out all of the obligations called for by such Agreement, the undersigned hereby consents to the terms of Section 7.01 of such Agreement and agree to be bound thereby. Such consent and agreement to
Section 7.01 does not bind the undersigned in any way with regard to any other portion of said Agreement nor constitute any of the undersigned as surety or guarantor of Seller under said Agreement. In addition, the consent and agreement expressed herein is for the benefit of Purchaser and its permitted assigns only; no other person is intended to benefit by or may rely hereon.

				 AIR & WATER TECHNOLOGIES CORPORATION


				 By:______________________________
				    Name:
				    Title: